UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2014

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 480-272-7290

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On February 20, 2014, our company, The Alkaline Water Company Inc., and our subsidiaries, Alkaline 88, LLC and Alkaline Water Corp., entered into a revolving accounts receivable funding agreement with Gibraltar Business Capital, LLC. (“Gibraltar”). Under the agreement, from time to time, we agreed to tender to Gibraltar all of our Accounts (which is defined as our rights to payment whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (ii) for services rendered or to be rendered, or (iii) as otherwise defined in the Uniform Commercial Code of the State of Illinois). Gibraltar will have the right, but will not be obligated, to purchase such Accounts tendered in its sole discretion. If Gibraltar purchases such Accounts, Gibraltar will make cash advances to us as the purchase price for the purchased Accounts.

We assumed full risk of non-payment and unconditionally guaranteed the full and prompt payment of the full face amount of all purchased Accounts. We also agreed to direct all parties obligated to pay the Accounts to send all payments for all Accounts directly to Gibraltar. All collections from Accounts will be applied to our Indebtedness (as defined below) unless Gibraltar elects to hold any such collections to establish reserves to secure payment of any purchased Accounts.

In consideration of Gibraltar’s purchase of the Accounts, we agreed to pay Gibraltar interest on the Indebtedness (which is defined as the amount owed by us to Gibraltar from time to time, i.e., all cash advances, plus all charges, plus all other amounts owning from us to Gibraltar pursuant to the agreement, less all collections retained by Gibraltar from either purchased Accounts or from us which are applied to Indebtedness) outstanding at the rate of 8% per annum plus the prime rate in effect at the end of each month with the prime rate for these purposes never being less than 3.25% per annum, calculated on a 360-day year and payable monthly. In addition, we agreed to pay to Gibraltar a monthly collateral/management fee in the amount of 0.5% calculated on the average daily borrowing amount for the given month and an unused line fee of 0.25% monthly based on the difference between the actual line of credit and the average daily borrowing amount for the given month. We also agreed to pay to Gibraltar upon execution of the agreement and as of the commencement of each renewal term, a closing cost of 1% of the Initial Indebtedness in addition to the amount of any other credit accommodations granted from Gibraltar to us, which amount will be deducted from the first cash advances.

The Initial Indebtedness is $500,000. We may request an increase to the Initial Indebtedness in $500,000 increments up to $5,000,000, subject to our financial performance and/or projections are satisfactory to Gibraltar, and absent an event of default.

We also granted to Gibraltar a security interest in all of our presently-owned and hereafter-acquired personal and fixture property, wherever located.

The agreement will continue until the first to occur of (i) demand by Gibraltar; or (ii) 24 months from the first day of the month following the date that the first purchased Account is purchased and will be automatically renewed for successive periods of 12 months thereafter unless, at least 30 days prior to the end of the term, we give Gibraltar notice of our intention to terminate the agreement. In addition, we will be able to exit the agreement at any time for a fee of 2% of the line of credit in place at the time of prepayment.

On February 20, 2014, Gibraltar made the first cash advance in the amount of $32,645.48.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.

Item 9.01               Financial Statements and Exhibits.

(d)              Exhibits

10.1	Revolving Accounts Receivable Funding Agreement dated February 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Steven P. Nickolas
Steven P. Nickolas
President, Chief Executive Officer and Director

February 25, 2014